Exhibit 10.1

TC FEDERAL BANK

NON-EMPLOYEE DIRECTOR RETIREMENT PLAN

Effective as of February 10, 2020

TC FEDERAL BANK

NON-EMPLOYEE DIRECTOR RETIREMENT PLAN

i

TC FEDERAL BANK

NON-EMPLOYEE DIRECTOR RETIREMENT PLAN

THIS INDENTURE is made as of the 10th day of February, 2020 (the “Effective Date”), by TC Federal Bank, a mutual federal savings bank headquartered in Thomasville, Georgia.

BACKGROUND:

The Plan Sponsor has had a practice of paying non-employee directors who retire at or after the age of seventy (70) with at least fifteen (15) years of service a monthly retirement benefit.

In anticipation of the variety of changes to its compensatory practices to be brought about by the contemplated reorganization of the Plan Sponsor from its current status as a mutual federal savings bank into either (i) a mutual holding company structure or (ii) a fully converted stock holding company structure, the Board of Directors of the Plan Sponsor desires to formalize and, in the process, modify the practice of providing post-retirement deferred compensation benefits to non-employee directors through the establishment of this TC Federal Bank Non-Employee Director Retirement Plan, a “nonqualified deferred compensation plan,” within the meaning of Section 409A(d) of the Code.

The intent of the Board of Directors in establishing the Plan is to freeze the current practice so that no non-employee director joining the Board of Directors after November 1, 2019 will be eligible for a post-retirement deferred compensation benefit. In addition, as formalized, the Plan will generally continue unchanged the current payments to eligible retired non-employee directors and to any existing non-employee director who, as of November 1, 2019 Date, had attained at least the age of seventy (70) while serving on the Board of Directors with at least fifteen (15) Years of Service. With respect to all other eligible non-employee existing directors serving on the Board of Directors as of November 1, 2019, the Plan will provide in general terms: (i) for a limitation on the payment of the monthly retirement benefit to a period of no more than ten (10) years; and (ii) for eligibility criteria requiring attainment of at least the age of sixty-five (65) while serving on the Board of Directors with at least ten (10) Years of Service.

The Plan Sponsor intends that the Plan, as established, qualify as a nonqualified deferred compensation plan that is compliant with the requirements of Section 409A of the Code and as a plan which is exempt from the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) by covering only non-employee directors providing services to the Plan Sponsor as independent contractors.

NOW, THEREFORE, the Plan Sponsor does hereby establish the Plan, effective as of the Effective Date, to read as follows:

SECTION 1

DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following words and phrases shall, when used herein, have the meanings set forth below:

1.1 “Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is the Plan Sponsor, and (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with the Plan Sponsor.

1.2 “Beneficiary” means the person or trust that a Participant designated most recently in writing to the Plan Administrator; provided, however, that if the Participant has failed to make a designation, no person designated is alive, no designated trust has been established, or no successor Beneficiary has been designated who is alive, the term “Beneficiary” means (a) the Participant’s spouse; or (b) if no spouse is alive, the legal representative of the deceased Participant’s estate. Changes in designations of Beneficiaries may be made upon written notice to the Plan Administrator in such form as the Plan Administrator may prescribe.

1.3 “Board of Directors” means the Board of Directors of the Plan Sponsor.

1.4 “Cause” means any one of the following events or actions, as applicable, which may occur after the Effective Date:

(a) arrest for, conviction of, or a plea of nolo contendere by, the Participant of a crime involving breach of trust or moral turpitude or any felony;

(b) any act by the Participant of fraud against, material misappropriation from, or material dishonesty to the Plan Sponsor or an Affiliate;

(c) conduct in material violation of the Plan Sponsor’s corporate governance policies or guidelines, including, without limitation, any code of conduct, as the same may be in force from time to time;

(d) receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Plan Sponsor or an Affiliate intends to institute any form of formal or informal regulatory action against the Participant; or

(e) the Participant’s removal and/or permanent prohibition from participating in the conduct of the Plan Sponsor’s or any Affiliate’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(1));

provided that the nature of any conduct or event constituting Cause shall be set forth with reasonable particularity in the written notice to the Participant.

1.5 “Change in Control” means an event occurring after the complete reorganization of TC Federal Bank whereby each direct or indirect parent of TC Federal Bank is a stock company (the “Reorganization”) that constitutes a “change in the ownership of a corporation” or “a change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Code Section 409A and Treasury Regulations Section 1.409A-3(i)(5)(v) and (vii), respectively; provided, however, that for purposes of determining a “substantial portion of the assets of a corporation,” “eighty-five percent (85%)” shall be used instead of “forty percent (40%).” For purposes of the preceding sentence, “a corporation” refers to the stock holding company to be formed in connection with the Reorganization that is the direct parent of TC Federal Bank (the “Stock Holding Company”). Notwithstanding the foregoing, in the event of a merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of the Stock Holding Company before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Stock Holding Company (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the Stock Holding Company (or other surviving company), such transaction shall not constitute a Change in Control.

1.6 “Code” means the Internal Revenue Code of 1986, as amended, and all relevant regulations and rulings pertaining to the particular provision(s) of the Code referenced herein.

1.7 “Disability or Disabled” shall mean that an Eligible Director is determined to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.8 Eligible Director” means (a) any former non-employee director of the Board of Directors who experienced a Separation from Service prior to November 1, 2019 and (b) any non-employee director of the Board of Directors serving on the Board of Directors as of November 1, 2019.

1.9 “Key Individual” shall mean a Participant who is a key individual (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Plan Sponsor (or an entity which is considered to be a single employer with the Plan Sponsor under Code Section 414(b) or 414(c)) at any time during the twelve (12) month period ending on December 31. Notwithstanding the foregoing, a Participant who is a key individual determined under the preceding sentence will be deemed to be a Key Individual solely for the period of April 1 through March 31 following such December 31 or as otherwise required by the Section 409A. For purposes of determining whether an individual is a key individual under Code Section 416(i), the Plan Sponsor shall calculate the applicable compensation thresholds by referring to such individual’s W-2 compensation or, if applicable, earned income as reported by the Plan Sponsor or any Affiliate for a particular calendar year.

1.10 “Legacy Criteria” means the requirement that an Eligible Director attains at least age seventy (70) while serving on the Board of Directors with at least fifteen (15) Years of Service. Legacy Criteria may be satisfied only by an Eligible Director who has met those criteria prior to November 1, 2019.

1.11 “Participant” means any Eligible Director who has become a participant in the Plan pursuant to Section 2, for so long as his or her benefits hereunder have not been completely paid.

1.12 “Plan” means the TC Federal Bank Non-Employee Director Retirement Plan, as amended hereafter from time to time.

1.13 “Plan Administrator” means the organization or person designated by the Plan Sponsor to administer the Plan or, in the absence of any such designation, the Board of Directors.

1.14 “Plan Sponsor” means TC Federal Bank and any successor thereto.

1.15 “Present Criteria” means the requirement that an Eligible Director attains at least age sixty-five (65) while serving on the Board of Directors with at least ten (10) Years of Service.

1.16 “Section 409A” shall mean Code Section 409A, related U.S. Treasury Department regulations, and other guidance promulgated thereunder.

1.17 “Separation from Service” means a termination of the Participant’s service relationship where either (a) the Participant has ceased to perform any services for the Plan Sponsor and all affiliated companies that, together with the Plan Sponsor, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (b) the level of bona fide services the Participant performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) is reasonably expected to permanently decrease (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Participant has been providing services to the Service Recipient for less than 36 months). For the avoidance of doubt, whether a Separation from Service occurs will be made in accordance with Treasury Regulation Section 1.409A-1(b).

1.18 “Trust” means the grantor trust, if any, that may be maintained by the Plan Sponsor as a source for the payment of benefit obligations under the Plan.

1.19 “Trustee” means the trustee under the Trust.

1.20 “Year(s) of Service” means the total number of years of service rendered continuously by a Participant as a non-employee director of the Board of Directors measured from a non-employee director’s most recent appointment or election to the Board of Directors. An Eligible Director who experiences a break in continuous service may have a period or periods of past non-contiguous periods of service aggregated for purposes of satisfying the Present Criteria with the express written approval of the Board of Directors.

SECTION 2

ELIGIBILITY

2.1 Commencement of Participation. Each Eligible Director shall become a Participant by satisfying either the Legacy Criteria or the Present Criteria. Once either the Legacy Criteria or the Present Criteria are satisfied, an Eligible Director’s status as a Participant is automatic, requiring no affirmative action on the part of either the Plan Sponsor or Eligible Director.

2.2 Cessation of Participation. An Eligible Director who becomes a Participant shall remain a Participant until all of the benefits payable to the Participant have been paid by the Plan to the Participant. In the event of the death of a Participant (who satisfied the Present Criteria but could not satisfy the Legacy Criteria) prior to the payment of all amounts payable to the Participant, the Participant’s Beneficiary shall be deemed a Participant until all remaining amounts due to the Participant have been paid to the Beneficiary. Notwithstanding the foregoing, a Participant or Beneficiary may disclaim any or all benefits otherwise payable to the Participant or Beneficiary, as applicable, by timely disclaiming the benefits in accordance with federal tax law principles.

2.3 Ineligibility. An Eligible Director who experiences a Separation from Service prior to satisfying either the Legacy Criteria or Present Criteria shall never have become a Participant and no benefits shall be payable to such an Eligible Director under the terms of the Plan.

SECTION 3

BENEFITS

3.1 Participants Satisfying the Legacy Criteria. A Participant who has satisfied the Legacy Criteria shall be paid a monthly retirement benefit in the amount of Eight Hundred Twenty-Five Dollars ($825.00), commencing with the calendar month following the calendar month in which he or she experienced or experiences a Separation from Service other than due to death, with such monthly retirement benefits continuing to be paid for the remainder of the Participant’s lifetime. A Participant who satisfied the Legacy Criteria, experienced a Separation from Service prior to November 1, 2019, and has been receiving monthly retirement benefits shall continue to receive such monthly retirement benefits for the remainder of his or her life and shall cease upon his or her death.

3.2 Participants Satisfying the Present Criteria. A Participant who has satisfied the Present Criteria shall be paid a monthly retirement benefit in the amount of Eight Hundred

Twenty-Five Dollars ($825.00), commencing with the calendar month following the calendar month in which he or she experiences a Separation from Service, with such monthly retirement benefits continuing to be paid for a period of ten (10) years. In the event of the death of a Participant receiving monthly retirement benefits pursuant to this Section 3.2, the remaining monthly retirement benefits shall be paid to the Participant’s Beneficiary in a single lump sum as soon as administratively practicable following the death of the Participant.

3.3 Accelerated Distributions in Certain Events.

(a) Death or Disability. Eligible Directors serving on the Board of Directors who die or become Disabled prior to satisfying the Present Criteria shall receive a single lump sum payment as soon as administratively practicable following their death or occurrence of the Disability. The amount of each such Eligible Director’s lump sum shall be equal to the liability under the Plan for that Eligible Director’s benefits accrued on the Plan Sponsor’s financial statements for the fiscal year ending immediately prior to the death or occurrence of the Disability. An Eligible Director who becomes entitled to a payment of benefits pursuant to this Section 3.3(a) shall be deemed a Participant for all other purposes under the Plan.

(b) Change in Control. In the event of a Change in Control, then:

(i) Participants. Participants who, immediately prior to the Change in Control, have not experienced a Separation from Service but have satisfied either the Legacy Criteria or Present Criteria shall receive in a single lump sum the aggregate amount of all monthly retirement benefits payable to them with such lump sum amount to be paid as soon as administratively practicable following the effective date of the Change in Control. For a Participant in this category who satisfied the Legacy Criteria, the amount of the lump sum payment shall be calculated by assuming a remaining lifespan of the Participant using the mortality table in effect as of the effective date of the Change in Control under Section 417(e)(3) of the Code.

(ii) Eligible Directors. Eligible Directors who, immediately prior to the Change in Control, have not experienced a Separation from Service and have not satisfied either the Legacy Criteria or Present Criteria shall receive a single lump sum as soon as administratively practicable following the effective date of the Change in Control. The amount of each such Eligible Director’s lump sum shall be equal to the liability under the Plan for that Eligible Director’s benefits accrued on the Plan Sponsor’s financial statements for the fiscal year ending immediately prior to the effective date of the Change in Control. An Eligible Director who becomes entitled to a payment of benefits pursuant to this Section 3.3(b)(ii) shall be deemed a Participant for all other purposes under the Plan.

Participants who experienced a Separation from Service prior to the Change in Control shall be paid in accordance with Section 3.1 or 3.2, as applicable.

3.4 General Rules. A Participant’s benefits shall be distributed in cash or cash equivalents. Notwithstanding any other provision of the Plan to the contrary, the Plan Sponsor shall make payments hereunder before such payments are otherwise due if it determines that the provisions of the Plan fail to meet the requirements of Section 409A; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply with the requirements of Section 409A.

3.5 Potential Six-Month Delay. If the Plan Administrator determines that the Participant is a Key Individual of a corporation any stock in which is publicly traded on an established securities market or otherwise, as contemplated by Code Section 409A(a)(2)(B)(i), at the time any payment is to be made to the Participant pursuant to this Section 3 due to a Separation from Service, any such payment shall be withheld and paid as soon as administratively practicable after the expiration of six (6) months following the Participant’s Separation from Service.

3.6 Golden Parachute Restrictions. Notwithstanding any provision of this Plan to the contrary:

(a) if any amount to be paid under this Plan or otherwise payable to a Participant by the Plan Sponsor would be an “excess parachute payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the amount to be paid under this Plan will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such amount, as so reduced, constitutes an excess parachute payment; and

(b) no amount under the Plan shall be payable if the Plan Sponsor determines that the payment would be prohibited by 12 C.F.R. Part 359 or any successor regulations.

3.7 Clawback. As a condition to his or her participation in the Plan, each Participant agrees to repay any compensation previously paid or otherwise made available to the Participant that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Plan Sponsor or any affiliate are then traded) where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Plan Sponsor or affiliate, as the case may be. Each Participant agrees to return promptly any such compensation identified in writing by the Plan Sponsor. If a Participant fails to return such compensation promptly, the Participant agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Participant by the Plan Sponsor or any affiliate, including any amount due under the Plan. Each Participant acknowledges that the Plan Sponsor may take appropriate disciplinary action (up to, and including, termination of the service relationship) if the Participant fails to return such compensation. Each Participant acknowledges the Plan Sponsor’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.7.

3.8 Trust.

(a) To provide a source for the satisfaction of obligations under the Plan, the Plan Sponsor may establish a Trust, which, if established, shall be a grantor trust.

(b) In the event a Trust is established, the Plan Administrator may direct the Trustee to pay for benefits of the Participant or, if applicable, his or her Beneficiary at the time and in the amount described in this Section 3. In the event the amounts held under the Trust are not sufficient to provide the full amount payable to the Participant(s) and/or their Beneficiary(ies), the Plan Sponsor shall pay the remainder of such amount at the time set forth in this Section 3. No Affiliate shall be responsible for the benefit obligations of the Plan Sponsor. Notwithstanding the foregoing, payments from the Trust shall be subject to the governing provisions of the agreement establishing the Trust.

SECTION 4

ADMINISTRATION OF THE PLAN

4.1 Operation of the Plan Administrator. If an organization is appointed to serve as the Plan Administrator, then the Plan Administrator may designate in writing a person who may act on behalf of the Plan Administrator. The Plan Sponsor shall have the right to remove the Plan Administrator at any time by notice in writing. The Plan Administrator may resign at any time by written notice of resignation to the Plan Sponsor. Upon removal or resignation, or in the event of the dissolution of the Plan Administrator, the Plan Sponsor may appoint a successor or succeed to the position itself.

4.2 Duties of the Plan Administrator.

(a) The Plan Administrator shall perform any act which the Plan authorizes or requires of the Plan Administrator by action taken in compliance with the Plan and may designate in writing other persons to carry out its duties under the Plan. The Plan Administrator may employ persons to render advice with regard to any of the Plan Administrator’s duties.

(b) The Plan Administrator shall from time to time establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. The Plan Administrator shall have discretionary authority to construe the terms of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits and it shall not act so as to discriminate in favor of any person. All determinations of the Plan Administrator shall be conclusive and binding on all Participants and Beneficiaries, subject to the provisions of the Plan and subject to applicable law.

(c) The Plan Administrator shall furnish Participants and Beneficiaries with all disclosures now or hereafter required by ERISA. The Plan Administrator shall file, as required, the various reports and disclosures concerning the Plan and its operations as required by the Code, and shall be solely responsible for establishing and maintaining all records of the Plan.

(d) The statement of specific duties for the Plan Administrator in this Section 4 is not in derogation of any other duties which the Plan Administrator has under the provisions of the Plan or under applicable law.

(e) The Plan Sponsor shall indemnify and hold harmless any and each person constituting the Plan Administrator from and against any and all claims and expenses (including, without limitation, attorney’s fees and related costs) arising in connection with the performance by the person of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person acting.

4.3 Action by the Plan Sponsor. Any action to be taken by the Plan Sponsor pursuant to Section 8 shall be taken by resolution or written direction duly adopted by its Board of Directors; provided, however, that by such resolution or written direction, the Board of Directors may delegate to any officer or other appropriate person of the Plan Sponsor the authority to take any such actions as may be specified in such resolution or written direction, to the extent not otherwise inconsistent with the provisions of the Plan.

SECTION 5

CLAIM REVIEW PROCEDURE

5.1 Notice of Denial. If a Participant or a Beneficiary is denied a claim for benefits under the Plan, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

5.2 Contents of Notice of Denial. If a Participant or Beneficiary is denied a claim for benefits under the Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a) the specific reasons for the denial;

(b) specific references to the pertinent provisions of the Plan on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.

8.3 Right to Review. After receiving written notice of the denial of a claim, a claimant or his or her representative shall be entitled to:

(a) request a full and fair review of the denial of the claim by written application to the Plan Administrator;

(b) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(c) submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator; and

(d) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

5.4 Application for Review. If a claimant wishes a review of the decision denying his or her claim to benefits under the Plan, he or she must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

5.5 Hearing. Upon receiving a written application for review pursuant to Section 5.4, the Plan Administrator may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator received such written application for review.

5.6 Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his or her representative designated in writing by him or her, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his or her representative, if any, may request that the hearing be rescheduled, for his or her convenience, on another reasonable date or at another reasonable time or place.

5.7 Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

5.8 Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to the claimant involved and to his or her representative, if any, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Plan Administrator determines that the extension of time is required, the Plan Administrator shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator shall provide to the claimant written notice of the denial which shall include:

(a) the specific reasons for the decision;

(b) specific references to the pertinent provisions of the Plan on which the decision is based;

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(d) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures.

SECTION 6

LIMITATION OF ASSIGNMENT, PAYMENTS TO LEGALLY

INCOMPETENT DISTRIBUTEE AND UNCLAIMED PAYMENTS

6.1 No Alienation. No benefit which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for, or against, such person, and the same shall not be recognized under the Plan, except to such extent as may be required by law. If any person who shall be entitled to any benefit under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge such benefit under the Plan, then the payment of any such benefit in the event a Participant or Beneficiary is entitled to payment shall, in the discretion of the Plan Administrator, cease and terminate and in that event, the Plan Administrator shall hold or apply the same for the benefit of such person, his spouse, children, other dependents, or any of them in such manner and in such proportion as the Plan Administrator shall determine.

6.2 Incompetency. Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined to be incompetent by qualified medical advice, the Plan Administrator need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of such minor or incompetent, or to cause the same to be paid to such minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of such minor or incompetent if one has been appointed or to cause the same to be used for the benefit of such minor or incompetent.

6.3 Missing Participants. If the Plan Administrator cannot ascertain the whereabouts of any Participant or Beneficiary to whom a payment is due under the Plan, the Plan Administrator may direct that the payment and all remaining payments otherwise due to the Participant or Beneficiary be cancelled on the records of the Plan and any Trust and any amounts attributable to the affected benefit not in the custody of the Plan Sponsor or, if applicable, the Trust shall be returned to it. However, in the event the missing Participant or Beneficiary later notifies the Plan Administrator of his or her whereabouts and requests the payments due to him or her under the Plan, the forfeited amount shall be restored by the Plan in an amount equal to the original payment to have been paid to the affected Participant or Beneficiary.

SECTION 7

LIMITATION OF RIGHTS

Participation in the Plan shall not give any director or other party any right or claim except to the extent that such right is specifically fixed under the terms of the Plan. The adoption of the Plan by the Plan Sponsor shall not be construed to give any director a right to be continued in the service of the Plan Sponsor or any affiliate or as interfering with the right of the Plan Sponsor to terminate the service relationship of any director at any time in accordance with the applicable governing documents.

SECTION 8

AMENDMENT TO OR TERMINATION OF THE PLAN

The Plan Sponsor reserves the right by action of the Board of Directors or its delegatee at any time to amend or terminate the Plan. No such amendments or termination shall have the effect of retroactively changing or depriving Participants or Beneficiaries of benefits already accrued under the Plan; provided, however, that the Plan Sponsor reserves the right to amend the Plan in any respect to comply with the provisions of Section 409A so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein. Except as provided herein, upon termination of the Plan, each Participant accrued benefit shall be paid in due course in accordance with Section 3. Notwithstanding the foregoing, the Plan Sponsor may pay the lump sum value of a Participant’s benefit if the Plan Sponsor determines that such payment of retirement benefits will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor guidance. In such an event, payment to a Participant or Beneficiary with an accrued benefit shall be made within the time period permitted under such guidance and in such amount as determined under Section 3.3(b) as if a Change in Control had occurred. For purposes of this Section 8, a Participant or Beneficiary shall be considered as having accrued a benefit under the Plan only if, as of the effective date of the Plan termination, the Participant to whom the benefit is attributable had satisfied either the Legacy Criteria or Present Criteria.

SECTION 9

MISCELLANEOUS

9.1 Unfunded Obligations. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Plan Sponsor or, if established, the Trust. Any and all of the assets of the Plan Sponsor and any Trust assets which are attributable to amounts paid into the Trust by the Plan Sponsor shall be, and remain, the general unpledged, unrestricted assets of the Plan Sponsor, which shall be subject to the claims of the Plan Sponsor’s general creditors. The Plan Sponsor’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Plan Sponsor to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Plan Sponsor that the Plan and, if established, the Trust be unfunded for purposes of the Code. Nothing contained in this Plan shall constitute a guaranty by the Plan Sponsor or any other entity that the assets of the Plan Sponsor will be sufficient to pay any benefit hereunder.

9.2 Notice of Address. Each individual entitled to a benefit under the Plan must file with the Plan Sponsor, in writing, his or her post office address and each change of post office address which occurs for as long as he or she remains eligible for a Plan benefit. Any communication, statement, or notice addressed to such individual at his or her latest reported post office address will be binding upon him or her for all purposes of the Plan and neither the Plan Administrator nor the Plan Sponsor shall be obliged to search for or ascertain his or her whereabouts.

9.3. Delivery of Notices. Any notice required or permitted to be given hereunder to a Participant or Beneficiary will be properly given if mailed by first class mail, postage prepaid, to the Participant or Beneficiary at his or her last post office address as shown on the Plan Sponsor’s records. Any notice to the Plan Administrator or the Plan Sponsor shall be properly given or filed upon receipt by the Plan Administrator or the Plan Sponsor at such address as may be specified from time to time by the Plan Administrator.

9.4 Receipt or Release. Any payment to a Participant or a Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims arising under, or with respect to, the Plan against the Plan Administrator and the Plan Sponsor. The Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.5 Designation of Beneficiary. Each Participant, other than a Participant who has satisfied the Legacy Criteria, shall file with the Plan Sponsor a notice in writing, in a form acceptable to the Plan Sponsor, designating one or more Beneficiaries to whom payments becoming due by reason of or after his or her death shall be made. Participants shall have the right to change the Beneficiary or Beneficiaries so designated from time to time; provided, however, that no such change shall become effective until received in writing and acknowledged by the Plan Sponsor and no such change may be given effect if not received prior to the date a distribution pursuant to Section 3 has been processed for payment (or, if applicable, the commencement of payment). Notwithstanding the foregoing, if a married Participant has named his or her spouse in a Beneficiary designation and the marriage is subsequently dissolved, the Beneficiary designation naming the spouse shall be deemed revoked as of the date of the marriage’s dissolution, but only to the extent the designation has named the spouse as a Beneficiary.

9.6 Section 409A. It is the intent of the Plan Sponsor that the benefits under the Plan are to be provided and paid in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither the Plan Sponsor nor a Participant or Beneficiary shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A of the Code without the written consent of the other party.

9.7 Governing Law. To the extent not preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the Plan Sponsor has caused this indenture to be executed as of the date first above written.

TC Federal Bank:

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